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On May 17, 2021, Seaport Global Acquisition Corp. (“SGAC”) announced its entry into the Business Combination Agreement, dated as of May 16, 2021, by and among SGAC, Redwood Intermediate, LLC (“Redbox”) and the other parties thereto. On June 16, 2021, Redbox’s Chief Executive Officer, Galen C. Smith, spoke on Kiosk Marketplace. Below is a copy of the transcript of the Kiosk Marketplace interview, which is being filed herewith as a soliciting material.

Kiosk Marketplace Article and Interview Transcript

As a brand synonymous with new-release movies and one of the largest operators of self-serve kiosks, Redbox recognizes the need to adapt to changing consumer leisure habits. To this end, the company recently merged with Seaport Global Acquisition Corp., a publicly traded acquisition company, making it a publicly traded company with an enterprise value of $693 million.

Galen Smith, Redbox CEO, recently shared his thoughts with Kiosk Marketplace about the company's opportunities, the home entertainment business, changing consumer buying habits and the synergies between digital and physical retailing. Following are excerpts from the interview.

Q: Where does the merger with Seaport stand at this point?

A: We expect to close the transaction in Q3 of this year. If all of the shares convert, all of the shareholders, which includes Apollo, will own 59% of the company. The new shareholders will retain the rest of the company. The entire company is Redbox. We expect to trade on NASDAQ under the ticker RDBX.

Q: Why did you choose to partner with Seaport?

A: They felt very similar to us in terms of the opportunity ahead. They really understood the value that the legacy (Redbox) business provides.

Q: Why did Redbox choose to go public, after it went private in 2016?

A: When we went private in 2016, we were part of Outerwall, which consisted of a number of different kiosk companies under one roof. Each of the businesses were separately managed. The idea was to focus on the best opportunities for each individual business.

For us, that was investing in two things. One was building out our marketing capabilities and assets. Two was building this digital platform to better serve our customers that use our kiosks.

Today, it (going public) is really about the opportunity to bring in additional capital and really drive the business.

Q: Did you achieve what you hoped to achieve under Outerwall?

A: Apollo's been a great partner to us. They really allowed us to focus on what was best for Redbox. On the marketing side, we had a great opportunity to build out our loyalty program. We went from 5 million members when we went private in 2016 to more than 39 million members today.

In addition, they gave us capital to upgrade our kiosks. Each of our kiosks now has an EMV reader so we can do chip and pin, but also mobile payment, making it easier for the consumer to use the kiosk.

We also expanded what we call our services business. We've got 1,100 employees roughly that service our kiosks. They're the best in class. We felt we had something to offer other kiosk companies.

Today, if there is an issue with an Amazon locker, it's one of my Redbox employees that goes and services that kiosk.

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Now we're at this point where there's an opportunity to have this additional capital and really accelerate the growth that we have ahead.

Q: When we spoke in 2016 right after going private, you mentioned you hoped to add another 1,500 kiosks. Did you achieve that goal?

A: From 2016 to the end of 2017, we installed about 2,000 net new kiosks. We have approximately 40,000 kiosks now around the U.S.

Q: Aside from the EMV and the mobile payment capability, were there any other changes made to the kiosks?

A: Yes. We partnered with a company named Velocity to install digital header screens on top of about 4,000 of our indoor kiosks. It gives us a chance to advertise the latest new movies that we have on the kiosks. That's benefitting the customer, Redbox and the retailer. It's driving more value for what they're hoping to promote in their stores.

Q: What trends are taking place in the kiosk space?

A: One of the most interesting trends over the last two to three years has been the significant growth of the dollar store channel. We've continued to expand across the dollar channel as they've added new stores whereas other channels may have seen some of their stores close.

The two largest retailers that we have are Walgreens and Walmart.

Q: What are your kiosk expansion goals?

A: We don't set goals any more for a kiosk count. What's really important is having the right kiosk counts in the right locations. We do a lot of optimization where we try to make sure we have the kiosk in the best location to serve the customer base.

When we started to use digital products, it caused more people to go to the kiosk. They're getting the latest new releases there.

When we get a consumer to use both the digital business and the physical business, they actually use more of both. Our most valuable customer is one who is doing more of everything.

It's been a great thing to be able to lift all boats as we introduce these products to the marketplace.

Q: How do you characterize the current demand for movie rentals versus streaming video?

A: Customers have more choice for content than ever. I think that's what's really unique about Redbox is we're known for providing the very best value in entertainment.

If you come to the Redbox kiosk you're going to have the latest new movies at the best pricing. We're getting it much earlier than when it shows up on streaming. Two, with how streaming is distributed today, you may have to subscribe to five or six or seven different services to get every movie.

We make it infinitely simpler because you can get all those movies at Redbox.

Even what we see in terms of what we offer on Redbox free live TV or ad supported on-demand services, we see an opportunity there to really lean into movies. That is our differentiator.

Q: How is the Redbox free TV doing?

A: We've got a little over 95 channels on our live TV service today. We're continuing to add channels as we go. One of the things we launched in November/December was the ability to watch a movie on demand with ads. There's going to be a certain number of house ads, which advertise things like the mobile app and how to use that so you can reserve the latest movies at the kiosk. It gives us another platform to advertise to customers about the end-to-end solution we can provide them for content.

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The live TV is also integrated with video on-demand.

Q: How is the disc rental business doing?

A: We saw a reduction of about 50% fewer movies because of COVID. Obviously the physical business has been impacted by COVID. Movie theaters shut down for 12 or 14 months. Most of our movies are coming through those movie theaters.

What we're really excited about is the country is opening back up. We think we're going to have more movies in 2022 than we've had in five years.

Q: Will you be offering ultra high definition?

A: We do offer it on certain movies. It's got to be the right type of movie. It works really well on action. It's more expensive for us to provide that, and as a result, we have to charge a premium to the consumer.

We charge $2.50 a night for ultra high definition.

Q: What is Redbox going to be?

A: Redbox has always been about content for the masses. It's about providing the best quality home entertainment for everyone. We want to be able to offer more choices to consumers than anybody else.

One of the most important things we're doing is this incredibly powerful loyalty program. We've got 39 million members and we can reward them to do lots of different things.

One of the things we started building in 2019 was acquiring, distributing, producing films that we know our consumers will love. As studios have been closed over the last number of months, we've been able to bring out our own movies and release those.

Not only can you rent it from Redbox, but you can rent it on Amazon or iTunes, and every time a customer transacted there, they paid us because we own those rights to the movie.

We can help drive content to their (competitors') platforms through Redbox Entertainment, or partner with them to help drive their subscribers, because what we won't do is get into subscription video on demand ourself.

I don't see us as competing with Netflix, I see us a complementary to Netflix because we can help get their customers get these new movies that aren't available on Netflix.

Q: Who is your main competitor?

A: Obviously we're competing with what consumers are doing with their time. We're competing for consumers' time.

Q: What customer experience technologies are you excited about?

A: One of the things we built was a digital loyalty card. You walk up to the kiosk, you use your NFC chip and your phone, and it signs you in and gives you a personal experience at the kiosk. Now I know what movies you've already watched. I know what you haven't watched and I know what preferences you have.

On June 17, 2021, Redbox issued a press release announcing the addition of Crackle Plus’s Popcornflix Channel to Redbox Free Live TV. Below is a copy of the press release, which is being filed herewith as a soliciting material.

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REDBOX EXPANDS REDBOX FREE LIVE TV WITH CRACKLE PLUS’S

POPCORNFLIX CHANNEL

Chicago, IL (June 17, 2021) Redbox, America's destination for affordable new-release movies and entertainment, has teamed with Chicken Soup for the Soul Entertainment (Nasdaq: CSSE) to add the Popcornflix Channel to Redbox Free Live TV. Launching later this month, the channel will feature popular programming including Robert the Bruce, The Clearing, King Solomon’s Mines (2004), Jason and the Argonauts (2000), and The Poseidon Adventure (2005) among many other titles.

With nearly 100 channels live including three Redbox branded channels designed and programmed for movie lovers everywhere, Free Live TV features a growing lineup of movies and television, news, lifestyle, and sports entertainment programming available to enjoy for free. Free Live TV is available on Redbox.com, Roku, iOS and Android devices; Apple TV, Android TV, Vizio Smart TVs, LG TVs, Xbox One, Xbox Series S/X and Chromecast.

“After the recent launch of our Crackle channel on Redbox, the Crackle Plus team is thrilled to expand our relationship by giving the Popcornflix audience yet another convenient location to watch our content for free,” said Philippe Guelton, president of Crackle Plus. “We are proud to bring Popcornflix’s premium offering of Hollywood blockbusters, classic TV series, and action films, to the Redbox Free Live TV audience.”

“As audiences continue to turn to Redbox for the widest selection of movies and entertainment, we’re thrilled to expand our relationship with Chicken Soup for the Soul Entertainment, adding Popcornflix's great selection of films to Free Live TV,” said Jason Kwong, Chief Strategy and Digital Officer, Redbox.

Redbox has been a leader in quality home entertainment for nearly two decades delivering choice and value to customers and partners across physical and digital channels. Redbox delivers entertainment to 40 million customers across multiple entertainment windows including film distribution, premium video on demand (PVOD), transactional video on demand (TVOD), ad-supported linear and on demand (AVOD).

ABOUT REDBOX

Redbox is America's leading destination for affordable new-release movies and entertainment with more ways to watch than any other home entertainment provider. Redbox delivers value and convenience through unparalleled choice across content, platforms, rental and purchase options, and price points. The company recently announced a definitive agreement to combine with Seaport Global Acquisition Corp. (Nasdaq: “SGAM,” “SGAMU,” and “SGAMW”), a publicly traded special purpose acquisition company. The transaction, which will result in Redbox becoming a publicly traded company, is expected to accelerate Redbox’s ongoing transformation to offer customers and partners a multi-product experience across physical and digital channels. The company's expanding streaming offering includes digital rental and purchase as well as free live TV and free On Demand content, and complements Redbox’s nationwide footprint of more than 40,000 entertainment kiosks, conveniently located where consumers already shop.  Redbox Entertainment, a new content acquisition and production division, has further transformed Redbox into a multi-channel content provider.  For more information, visit redbox.com.

CRACKLE PLUS, A CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC. COMPANY

Crackle Plus owns and operates ad-supported VOD networks Crackle, Popcornflix and Chicken Soup for the Soul, making it one of the largest AVOD streaming platforms in the U.S. Crackle Plus has AVOD rights to over 11,000 films and 22,000 episodes of television series. Crackle Plus networks premiere at least one original and one exclusive program each month, differentiating it from other AVODs. Chicken Soup for the Soul Entertainment, Inc. (Nasdaq: CSSE) owns Crackle Plus and also acquires and distributes video content through its Screen Media subsidiary and produces original long and short-form content through Halcyon Television, Landmark Studio Group, its Chicken Soup for the Soul Unscripted division and APlus Productions. Chicken Soup for the Soul Entertainment, Inc. is a subsidiary of Chicken Soup for the Soul, LLC, which publishes the famous book series and produces super-premium pet food under the Chicken Soup for the Soul brand name.

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ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

Chicken Soup for the Soul Entertainment, Inc. (Nasdaq: CSSE) operates streaming video-on-demand networks (VOD). The company owns Crackle Plus, which owns and operates a variety of ad-supported and subscription-based VOD networks including Crackle, Popcornflix, Popcornflix Kids, Truli, Pivotshare, Españolflix and FrightPix. The company also acquires and distributes video content through its Screen Media subsidiary and produces original long and short-form content through Landmark Studio Group, Chicken Soup for the Soul Unscripted, APlus.com and Halcyon Television. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC, which publishes the famous book series and produces super-premium pet food under the Chicken Soup for the Soul brand name.

Contact:
Redbox

Jennifer St. Clair

Jennifer.St.Clair@Redbox.com

Important Information About the Business Combination and Where to Find It

In connection with the proposed business combination, SGAC intends to file preliminary and definitive proxy statements with the Securities and Exchange Commission (“SEC”). The preliminary and definitive proxy statements and other relevant documents will be sent or given to the stockholders of SGAC as of the record date established for voting on the proposed business combination and will contain important information about the proposed business combination and related matters. Stockholders of SGAC and other interested persons are advised to read, when available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with SGAC’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination because the proxy statement will contain important information about SGAC, Redbox and the proposed business combination. When available, the definitive proxy statement will be mailed to SGAC’s stockholders as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov/ or by directing a request to: SGAC Corp., 360 Madison Avenue, 20th Floor, New York, NY 10017, Attention: Secretary, telephone: (212) 616-7700. The information contained on, or that may be accessed through, the websites referenced in this communication is not incorporated by reference into, and is not a part of, this communication.

Participants in the Solicitation

SGAC, Redbox and their respective directors and executive officers may be deemed participants in the solicitation of proxies from SGAC’s stockholders in connection with the business combination. SGAC’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of SGAC in SGAC’s final prospectus filed with the SEC on December 1, 2020 in connection with SGAC’s initial public offering. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to SGAC’s stockholders in connection with the proposed business combination will be set forth in the proxy statement for the proposed business combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the proxy statement that SGAC intends to file with the SEC.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This communication includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform

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Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this communication, regarding SGAC’s proposed business combination with Redbox, SGAC’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of the respective management of SGAC and Redbox and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of SGAC or Redbox. Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the business combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the business combination or that the approval of the stockholders of SGAC or Redbox is not obtained; failure to realize the anticipated benefits of business combination; risk relating to the uncertainty of the projected financial information with respect to Redbox; the amount of redemption requests made by SGAC’s stockholders; the overall level of consumer demand for Redbox’s products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of Redbox’s customers; Redbox’s ability to implement its business and growth strategy; changes in governmental regulation, Redbox’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to Redbox’s business, as a result of the COVID-19 pandemic and government actions and restrictive measures implemented in response, and as a result of the proposed transaction; Redbox’s ability to retain and expand customer relationships; competitive pressures from many sources, including those using other distribution channels, having more experience, larger or more appealing inventory, better financing, and better relationships with those in the physical and streaming movie and television industries; developments in the home video distribution market as newer technologies and distribution channels compete for market share, and Redbox experiences a secular decline in the physical rental market; the impact of decreased quantity and quality of movie content availability for physical and digital distribution due to changes in quantity of new releases by studios, movie content failing to appeal to consumers’ tastes, increased focus on digital sales and rentals, and other general industry-related factors; the termination, non-renewal or renegotiation on materially adverse terms of Redbox’s contracts or relationships with one or more of its significant retailers or studios; Redbox’s inability to obtain licenses to digital movie or television content for home entertainment viewing; Redbox’s reliance upon a number of partners to make its digital service available on their devices; unforeseen costs and potential liability in connection with content Redbox acquires, produces, licenses and/or distributes through its service; the impact of the COVID-19 pandemic on Redbox’s business, results of operations and financial condition, its suppliers and customers and on the global economy; the impact that global climate change trends may have on Redbox and its suppliers and customers; Redbox’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, SGAC’s information systems; fluctuations in the price, availability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks.

More information on potential factors that could affect SGAC’s or Redbox’s financial results is included from time to time in SGAC’s public reports filed with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as well as the preliminary and the definitive proxy statements that SGAC intends to file with the SEC in connection with SGAC’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination. If any of these risks materialize or SGAC’s or Redbox’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither SGAC nor Redbox presently know, or that SGAC and Redbox currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect SGAC’s and Redbox’s expectations, plans or forecasts of future events and views as of the date of this communication. SGAC and Redbox anticipate that subsequent events and developments will cause their assessments to change. However, while SGAC and Redbox may elect to update these forward-looking statements at some point in the future, SGAC and Redbox specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing SGAC’s or Redbox’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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